Exhibit (j)

                   [Letterhead of PricewaterhouseCoopers LLP]

                       CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated December 3, 2001, relating to the financial statements and financial highlights which appears in the October 31, 2001 Annual Report to Shareholders of The Haven Capital Management Trust (renamed The Tocqueville Alexis Trust) which is also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Financial Highlights", "More About the Fund-The Exchange" and "Investment Advisory and Other Services-Independent Public Accountants" and in the paragraph describing financial statements on the first page of the Statement of Additional Information in such Registration Statement.



/s/ PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP


Philadelphia, PA
March 6, 2002


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